Exhibit 99.1

M A C  K  -  C  A  L  I     R  E  A  L  T  Y     C  O  R  P  O  R  A  T  I  O  N

NEWS RELEASE

For Immediate Release

Contacts:	Barry Lefkowitz	Ilene Jablonski
	Executive Vice President	Senior Director, Marketing and
	and Chief Financial Officer	Public Relations
	(732) 590-1000	(732) 590-1000

Mack-Cali Realty Corporation Announces Commencement of Public Offering of Common Stock

Edison, New Jersey—April 30, 2009—Mack-Cali Realty Corporation (the “Company”) (NYSE: CLI) today announced that it has commenced a public offering of 6,500,000 shares of common stock.  In addition, the Company expects to grant to the underwriters for the public offering an option for 30 days to purchase up to 975,000 additional shares of common stock to cover overallotments, if any. Merrill Lynch & Co. and Deutsche Bank Securities will serve as the joint book-running managers.

The Company plans to use the net proceeds from the offering to repay borrowings under its unsecured revolving credit facility and for general corporate purposes.

This offering will be made pursuant to a prospectus supplement to the Company’s prospectus, dated November 26, 2008, filed as part of the Company’s effective $2 billion shelf registration statement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Copies of the preliminary prospectus supplement and accompanying prospectus relating to these securities may be obtained by contacting Merrill Lynch & Co., Attention: Prospectus Department, 4 World Financial Center, New York, New York 10080, telephone: (212) 449-1000 or Deutsche Bank Securities, Attention: Prospectus Department, 100 Plaza One, Jersey City, New Jersey 07311, telephone: (800) 503-4611 or e-mail at prospectusrequest@list.db.com.

Mack-Cali Realty Corporation is a fully-integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, construction, and other tenant-related services for its class A real estate portfolio.

Statements made in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.